Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference in the Registration Statement No. 333-260126 (Amendment No. 1 to Post-Effective Amendment No. 2 to Form S-1 on Form S-3) and related prospectus of TMC the metals company Inc. of our report dated March 27, 2023, with respect to the consolidated financial statements of TMC the metals company Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chartered Professional Accountants

Vancouver, Canada

March 27, 2023